As filed with the Securities and Exchange Commission on June 26, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STEIN MART, INC.

(Exact name of registrant as specified in charter)

Florida	64-0466198
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1200 Riverplace Blvd., Jacksonville, Florida 32207

(Address of Principal Executive Offices) (Zip Code)

STEIN MART, INC. EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

James G. Delfs

Senior Vice President, Finance and Chief Financial Officer

Stein Mart, Inc.

1200 Riverplace Boulevard

Jacksonville, Florida 32207

(Name and address of agent for service)

(904) 346-1500

(Telephone number, including area code, of agent for service)

With copies to:

Linda Y. Kelso, Esq.

Foley & Lardner LLP

One Independent Drive, Suite 1300

Jacksonville, Florida 32202

(904) 359-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value	1,000,000 shares	$7.10	$7,100,000.00	$396.18

(1)	Represents shares added to the Employee Stock Purchase Plan pursuant to a stockholder-approved increase in the number of shares eligible for issuance under the Plan, plus an indeterminate number of shares which may be issued as a result of anti-dilution provisions contained in the Plan.

(2)	Pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, the registration fee for 1,000,000 shares covered by this Registration Statement and reserved for future grants under the plan has been calculated on the basis of $7.10 per share, the average of the high and low prices of the registrant’s Common Stock as reported on The NASDAQ Stock Market on June 22, 2009.

This Form S-8 is being filed pursuant to Instruction E of Form S-8 and incorporates by reference the information set forth in the registration statements on Form S-8 filed with the Securities and Exchange Commission on May 29, 1997 (File No. 333-27991) and on August 7, 2001 (File No. 333-67038).

Item 8.	Exhibits.

See the Exhibit Index included herein.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on the 26th day of June, 2009.

STEIN MART, INC.
(Registrant)

By:	/s/ James G. Delfs
James G. Delfs
Senior Vice President, Finance and
Chief Financial Officer

SPECIAL POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears on the Signature Page to this Registration Statement constitutes and appoints James G. Delfs and Clayton E. Roberson, Jr., and each or any of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including any amendment or registration statement filed pursuant to Rule 462, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and grants unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David H. Stovall, Jr.	President, Chief Executive Officer and	June 26, 2009
David H. Stovall, Jr.	Director

/s/ James G. Delfs	Senior Vice President, Finance and Chief	June 26, 2009
James G. Delfs	Financial Officer

/s/ Clayton E. Roberson, Jr.	Vice President and Controller	June 26, 2009
Clayton E. Roberson, Jr.

	Chairman of the Board	, 2009
Jay Stein

/s/ John H. Williams, Jr.	Vice Chairman of the Board	June 26, 2009
John H. Williams, Jr.

/s/ Ralph Alexander	Director	June 26, 2009
Ralph Alexander

/s/ Alvin R. Carpenter	Director	June 26, 2009
Alvin R. Carpenter

/s/ Irwin Cohen	Director	June 26, 2009
Irwin Cohen

/s/ Susan Falk	Director	June 26, 2009
Susan Falk

/s/ Linda M. Farthing	Director	June 26, 2009
Linda M. Farthing

/s/ Mitchell W. Legler	Director	June 26, 2009
Mitchell W. Legler

/s/ Richard L. Sisisky	Director	June 26, 2009
Richard L. Sisisky

/s/ Martin E. Stein, Jr.	Director	June 26, 2009
Martin E. Stein, Jr.

EXHIBIT INDEX

4.1	Amended and Restated Stein Mart, Inc. Employee Stock Purchase Plan

5.1	Opinion of Foley & Lardner LLP as to the legality of the securities to be issued

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Foley & Lardner LLP (included in Opinion filed as Exhibit 5.1)

5